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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CITIZENS BANCSHARES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITIZENS BANCSHARES CORPORATION
75 Piedmont Avenue, N.E.
Atlanta, Georgia 30303
(678) 406-4000

January     , 2009

To the Shareholders of CITIZENS BANCSHARES CORPORATION:

        You are cordially invited to attend the special meeting of the shareholders of Citizens Bancshares Corporation (the "Company"). The meeting will be at [MEETING LOCATION], [STREET ADDRESS], [CITY, STATE ZIP], on [MEETING DAY], January     , 2009 at [    :    ] p.m. local time.

        At the meeting, shareholders will vote on a proposed amendment to our Amended and Restated Articles of Incorporation, which is attached as Appendix A to this proxy statement (the "Amendment"). The Amendment will provide for the authorization of a new class of preferred stock of the Company, no par value, with such relative rights, powers and preferences as may be determined by the Board of Directors (the "Preferred Stock"). Shareholders will also vote to grant management of the Company the authority to adjourn the special meeting to another time and date if such action is necessary for the Board of Directors to solicit additional proxies or attendance at the meeting. We will transact any other business as may properly come before the meeting or any adjournments thereof. The authorization of Preferred Stock by the Amendment will allow the Company to participate in the U.S. Department of the Treasury's (the "Treasury") recently announced Troubled Asset Relief Program ("TARP") Capital Purchase Program and to issue other series of Preferred Stock in the future on such terms as the Board of Directors may determine to be in the best interest of the Company. We have been notified that the Company's application to participate in the TARP Capital Purchase Program has received preliminary approval. The Company plans to use any capital it may receive under the Capital Purchase Program to fund prudent diversified loan growth in its markets and to strengthen its capital position.

        The Board of Directors has established January     , 2009 as the record date for determining shareholders who are entitled to notice and to vote on the matters presented at the special meeting. Whether or not you plan to attend the special meeting, we urge you to complete, sign, and promptly return the enclosed proxy. If you attend the special meeting, you may vote in person, even if you previously have returned your proxy.

        On behalf of the Board of Directors, I urge you to vote FOR the proposed Amendment and to return your proxy.

Sincerely,

James E. Young President and Chief Executive Officer

CITIZENS BANCSHARES CORPORATION
75 Piedmont Avenue, N.E.
Atlanta, Georgia 30303
(678) 406-4000

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY [    ], 2009

To the Shareholders of CITIZENS BANCSHARES CORPORATION:

        The special meeting of the shareholders of Citizens Bancshares Corporation (the "Company") will be held on January [    ], 2009 at [    :    ] p.m. local time at [MEETING LOCATION], [STREET ADDRESS], [CITY, STATE ZIP] for the following purposes:

  (1)
  To approve an amendment to the Company's Amended and Restated Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value. A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

  (2)
  To grant management of the Company the authority to adjourn the special meeting to another time and date if such action is necessary for the Board of Directors to solicit additional proxies or attendance at the meeting.

  (3)
  To transact any other business that may properly come before the meeting or any adjournment.

        January [    ], 2009 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        Whether or not you plan to attend the special meeting, please mark, date, sign, and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the vote takes place. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

James E. Young President and Chief Executive Officer
January [ ], 2009

CITIZENS BANCSHARES CORPORATION
75 Piedmont Avenue, N.E.
Atlanta, Georgia 30303

PROXY STATEMENT

 INTRODUCTION

Time and Place of the Meeting

        The Company's Board of Directors (the "Board") is furnishing this Proxy Statement to solicit proxies for use at the special meeting of shareholders to be held on January [    ], 2009 at [    :    ] p.m. local time at [MEETING LOCATION], [STREET ADDRESS], [CITY, STATE ZIP], and at any adjournment of the meeting.

Procedures for Voting by Proxy

        If you properly sign, return, and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the proposed amendment (the "Amendment Proposal") to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), FOR the proposal to authorize management to adjourn the meeting to a later date if necessary (the "Adjournment Proposal") and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless it is marked specifically FOR the Adjournment Proposal. You can revoke your proxy by delivering to Cynthia N. Day at the Company's main office either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Record Date and Mailing Date

        The close of business on January [    ], 2009 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about January [    ], 2009.

Number of Shares Outstanding

        As of the close of business on the record date, the Company had (i) 20,000,000 shares of common stock ("Common Stock"), $1.00 par value, authorized, of which [2,007,845] shares were issued and outstanding and held of record by [1,442] shareholders, and (ii) 5,000,000 shares of non-voting common stock, $1.00 par value, of which 90,000 shares were issued and held by one shareholder. Each share of Common Stock is entitled to one vote on matters to be presented at the meeting.

Requirements for Shareholder Approval

        A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker "non-votes," which are described below, in determining whether a quorum exists.

        Adopting the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast on the proposal. Approval of the Adjournment Proposal or any other matter properly presented for shareholder approval requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the meeting. If, however, any matter (other than the Amendment Proposal, the Adjournment Proposal or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

        Abstentions and "broker non-votes" resulting from a broker's inability to vote a client's shares on non-discretionary matters will have the effect of negative votes on the Amendment Proposal because that proposal must receive the affirmative vote of a majority of the votes entitled to be cast in order to be approved. Abstentions and "broker non-votes" will not affect the approval of the Adjournment Proposal or, to our knowledge, any other proposals that may be brought before the meeting.

Expenses and Solicitation of Proxies

        Certain directors, officers, and regular employees of the Company may solicit proxies by telephone, telegram, or personal interview. They will receive no compensation in addition to their regular salaries for these activities. The Company will direct brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock that these institutions hold of record, and, upon request, will reimburse them for their reasonable out-of-pocket expenses.

OWNERSHIP OF STOCK

Principal Shareholders

        On November 30, 2008, the Company had approximately 1,367 shareholders of Common Stock of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company's outstanding shares of Common Stock as of that date. According to rules adopted by the Securities and Exchange Commission, a "beneficial owner" of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Herman J. Russell 504 Fair Street, S.W. Atlanta, Georgia 30313	594,181	29.56%
Hot Creek Capital, LLC 6900 South McCarran Boulevard Reno, Nevada 89509	181,850	9.05%
Federal National Mortgage Association(1) 3900 Wisconsin Avenue, N.W. Washington, DC 20016	105,208	5.23%

(1)
Federal National Mortgage Association also owns 90,000 shares of non-voting common stock.

Stock Owned by Management

        The following table lists the number and percentage ownership of shares of Common Stock beneficially owned by each director, each executive officer, and all directors and executive officers as a group as of November 30, 2008. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the option(s) issued to the individual or to members of the group, as applicable, identified in the table.

Name of Director	Number of Shares Beneficially Owned(1)		Percent Of Class
Robert L. Brown 1394 Doe Valley Drive Lithonia, Georgia 30058	10,305		*
Stephen A. Elmore 115 Shady Brook Walk Fairburn, Georgia 30213	1,934		*
C. David Moody 6017 Redan Road Lithonia, Georgia 30058	52,945	(2)	2.63%
Mercy P. Owens 3156 Center Way Duluth, Georgia 30097	1,548		*
Donald Ratajczak 1681 Lady Marian Lane Atlanta, Georgia 30309	6,435		*
Ray Robinson 3445 Peachtree Road, NE Suite 175 Atlanta, Georgia 30324	4,708		*
H. Jerome Russell 504 Fair Street Atlanta, Georgia 30313	7,249		*
James E. Williams 4187 Sandy Lake Drive Lithonia, Georgia 30038	1,549		*
James E. Young 647 Master Drive Stone Mountain, Georgia 30032	61,780	(3)	3.07%
All directors and principal officers as a group (12 persons)	175,126		8.71%

*
Represents less than 1%.

(1)
The information shown above is based upon information furnished to the Company by the named persons. Information relating to beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. The shares of Common Stock issuable upon exercise of the vested portion of any outstanding options held by the indicated named persons are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by those persons.

(2)
Consists of (a) 5,269 shares owned of record by Mr. Moody, (b) 2,340 shares owned jointly with his spouse, (c) 38,981 shares owned by C.D. Moody Construction Company, a company controlled by Mr. Moody, and (d) 6,355 shares owned by his spouse.

(3)
Consists of (a) 14,071 shares owned of record by Mr. Young and (b) currently exercisable options to purchase 47,709 shares.

 PROPOSAL 1: TO AMEND THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION TOAUTHORIZE PREFERRED STOCK

        The Board has approved, subject to receiving shareholder approval, an Amendment to the Company's Amended and Restated Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value (the "Preferred Stock"). A copy of the Amendment is set forth in Appendix A to this proxy statement. The Amended and Restated Articles of Incorporation currently authorize only 20,000,000 shares of Common Stock, $1.00 par value, and 5,000,000 shares of non-voting common stock, $1.00 par value.

Terms of Preferred Stock

        The Amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series. Provisions in a company's articles of incorporation authorizing preferred stock in this manner are often referred to as "blank check" provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company's securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series. The authority of the Board of Directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into securities of the Company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the Common Stock and non-voting common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the Articles of Incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

        The Board believes that authorization of the Preferred Stock in the manner proposed is in the best interests of the Company and its shareholders.

Potential Effects of Authorized Preferred Stock

        Authorization of the Preferred Stock will provide the Company with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

        The Board believes that the flexibility to issue Preferred Stock can enhance the Board's arm's-length bargaining capability on behalf of the Company's shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of the Company more difficult. See "Anti-Takeover Provisions of the Articles of Incorporation and Bylaws."

        The rights of the holders of the Company's Common Stock and non-voting common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of Common Stock and non-voting common stock, and there might be restrictions placed on the Company's ability to declare dividends on its Common Stock and non-voting common stock or to repurchase shares of Common Stock and non-voting common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of Common Stock. To the extent that Preferred Stock is made convertible into shares of Common Stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of Common Stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of the Company, thereby diminishing the rights of the holders of Common Stock and non-voting common stock to distribution of the Company's assets. Shares of Preferred Stock of any series would not entitle the holder to any pre-emptive right to purchase or subscribe for any shares of that or any other class.

        The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the Treasury in connection with the recently announced TARP Capital Purchase Program described below.

The TARP Capital Purchase Program

        On October 14, 2008, the U.S. Department of the Treasury announced the TARP Capital Purchase Program. This program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008, which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The TARP Capital Purchase Program encourages U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

        The Capital Purchase Program is voluntary and requires a participating institution to comply with a number of restrictions and provisions, including standards for executive compensation and corporate governance and limitations on share repurchases and the declaration and payment of dividends on common shares. The Capital Purchase Program allows qualifying financial institutions to issue Preferred Shares to the Treasury in aggregate amounts between 1% and 3% of the institution's risk weighted assets ("Preferred Shares"). The Company has received preliminary Treasury approval to participate pursuant to the terms for private companies and public companies traded on the Over the Counter Bulletin Board. Pursuant to such terms, the Company received preliminary approval to issue approximately $7.29 million of Preferred Shares to the Treasury, representing approximately 3% of the Company's risk-weighted assets. Because the Company's Amended and Restated Articles of Incorporation do not currently authorize the issuance of preferred stock, approval of the Amendment Proposal by the Company's shareholders is required in order for the Company to participate in the Capital Purchase Program.

        Pursuant to the term sheet provided by Treasury, the Preferred Shares issued pursuant to this program will pay a cumulative dividend rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five. The Preferred Shares will be non-voting, other than class voting rights on the issuance or authorization of senior securities, amendments to its terms, and transactions that could adversely affect the Preferred Shares. The Preferred Shares will be callable at par (plus any accrued and unpaid dividends) after three years. Prior to the end of three years, the Preferred Shares may be redeemed with the proceeds from an offering of Tier 1 perpetual preferred or common stock, resulting in gross proceeds of at least 25% of the issue price of the Preferred Shares. All redemptions are subject to prior regulatory approval. Treasury may also transfer the Preferred Shares to a third party at any time.

        Treasury's consent will be required for any increase in common dividends per share until the third anniversary of the date of its investment unless prior to such third anniversary, the Preferred Shares are redeemed in whole or Treasury has transferred all of the Preferred Shares to third parties. After the third anniversary and prior to the tenth anniversary, provided the Preferred Shares continue to be held by Treasury, Treasury's consent will be required for any increase in aggregate common dividends per share greater than 3% per annum, provided that no increase in common dividends may be made as a result of any dividend paid in common stock, any stock split or similar transaction. From and after the tenth anniversary of the date of the investment, there will be a prohibition on paying common dividends or repurchasing equity and trust preferred securities until all Preferred Shares are redeemed in whole or transferred to third parties.

        Treasury's consent will also be required for repurchases of equity securities or trust preferred securities (other than repurchases of junior preferred or common shares in connection with benefit plans in the ordinary course of business consistent with past practice) and repurchases of the Preferred Shares until the tenth anniversary of the investment unless the Preferred Shares have previously been redeemed or transferred to third parties. No equity securities ranking pari passu with or junior to the Preferred Shares may be repurchased, and generally no dividends on such securities may be paid, if all accrued and unpaid dividends for past periods on the Preferred Shares have not been paid in full. If dividends on the Preferred Shares have not been paid in full for six dividend periods (consecutive or otherwise), the Preferred Shares will have the right to elect two directors until all prior dividends have been paid in full.

        Participants in the Capital Purchase Program are also prohibited from entering into transactions with related persons (as defined under federal securities regulations), unless such transactions (i) are on terms no less favorable to the Company than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or a similar body of independent directors.

        Generally, participants in the Capital Purchase Program are required to issue warrants to purchase a separate series of Preferred Stock. Certified Community Development Financial Institutions ("CDFIs") are exempt from this requirement and need only issue Preferred Shares to the Treasury. A CDFI is a specialized financial institution that works in market niches that are underserved by traditional financial institutions. CDFIs provide a unique range of financial products and services in economically distressed target markets. The Company is a certified CDFI; as a result, the Company is exempt from issuing the warrants and need only issue approximately $7.29 million of Preferred Shares to the Treasury, subject to shareholder approval of the Amendment Proposal.

        See Appendix B for the Summary of Preferred Shares terms as published by the Treasury.

        The Company plans to use the capital it will receive under the Capital Purchase Program, subject to the approval of the Amendment Proposal by the Company's shareholders, to fund prudent, diversified loan growth in its markets and to strengthen its capital position. For a description of the potential effect of the issuance of Preferred Shares pursuant to the TARP Capital Purchase Program on the Company's capital ratios, see "Pro Forma Capital Effects of Preferred Stock Issuance" below.

Pro Forma Capital Effects of Preferred Stock Issuance

        The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to the Company's historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet and regulatory capital ratio data. The key assumptions in the following pro forma statements include the following:

  •
  The issuance of Preferred Stock under Treasury's Capital Purchase Program for $7.29 million, the maximum investment as defined by the Capital Purchase Program, and

  •
  The investment of the proceeds in earning assets.

        The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the discount rate used to determine the fair value of the Preferred Shares.

        The information should be read in conjunction with the Company's audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

        The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our shareholders approving the Amendment Proposal described in this Proxy Statement.

        We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Amendment Proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC.

Citizens Bancshares Corporation and Subsidiary

Pro Forma Consolidated Balance Sheet

		Pro Forma Adjustments	Pro Forma
	Historical September 30, 2008	3% Tarp Capital Investment	3% Tarp Capital Investment
	(Unaudited)	(Unaudited)	(Unaudited)
		(in thousands)
Balance Sheet Data:
ASSETS
Cash and due from banks	$6,858	$—	$6,858
Securities and other interest earning assets(1)	90,044	7,286	97,330
Loans, net of unearned	211,976	—	211,976
Other assets	$26,544	—	26,544
TOTAL ASSETS	$335,422	7,286	342,708
LIABILITIES
Total deposits	$286,702	$—	$286,702
Borrowings	12,007	—	12,007
Other liabilities	3,793	—	3,793
TOTAL LIABILITIES	302,502	—	302,502
STOCKHOLDERS' EQUITY
Preferred stock(2)	—	7,286	7,286
Common stock	2,230	—	2,230
Nonvoting common stock	90		90
Paid-in surplus	7,597	—	7,597
Retained earnings	25,608	—	25,608
Treasury Stock	(1,884)	—	(1,884)
Accumulated other comprehensive loss	(721)	—	(721)
Total Stockholders' Equity	32,920	7,286	40,206

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$335,422	$7,286	$342,708

(1)
Assumes the Capital Purchase Program proceeds are immediately invested in earning assets (consisting primarily of available-for-sale securities). However, the actual impact to net interest income could be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth. Therefore, such impact cannot be estimated at this time as the mix of earning assets would vary in timing and pricing.

(2)
Consists of the maximum Preferred Stock issuance under the Treasury's Capital Purchase Program

Citizens Bancshares Corporation and Subsidiary

Pro Forma Consolidated Statements of Income

	Historical Twelve Months ended December 31, 2007	Pro Forma Adjustments Twelve Months ended December 31, 2007	Pro Forma Twelve Months ended December 31, 2007
		3% Tarp Capital Investment	3% Tarp Capital Investment
		(Unaudited)	(Unaudited)
	(in thousands, except per share data)
Income Statement Data:
Total interest income(1)	22,565	291	22,856
Total interest expense	8,388	—	8,388
Net interest income	14,177	291	14,468
Provision for loan and lease losses	—	—	—
Net interest income after provision for loan and lease losses	14,177	291	14,468
Total noninterest income	4,807	—	4,807
Total noninterest expense	15,312	—	15,312
Income before income tax	3,672	291	3,963
Income tax expense(2)	816	102	918
Net income	2,856	189	3,045
Preferred stock dividends(3)	—	364	364
Net income available to common shareholders	2,856	(175)	2,681
Net income per share:
Basic	1.37	—	1.28
Diluted	1.37	—	1.28
Dividends declared per common share	0.19	—	0.19
Weighted average shares outstanding
Basic	2,090	—	2,090
Diluted	2,090	—	2,090

(1)
Assumes the Capital Purchase Program proceeds are immediately invested in earning assets (consisting primarily of available-for-sale securities). However, the actual impact to net interest income could be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth. Therefore, such impact cannot be estimated at this time as the mix of earning assets would vary in timing and pricing.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 35%.

(3)
Consists of dividends of $364 thousand for the maximum investment on Preferred Stock at a 5% annual rate.

Citizens Bancshares Corporation and Subsidiary

Pro Forma Consolidated Statements of Income

	Historical Nine Months ended September 30, 2008	Pro Forma Adjustments Nine Months ended September 30, 2008	Pro Forma Nine Months ended September 30, 2008
		3% Tarp Capital Investment	3% Tarp Capital Investment
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except per share data)
Income Statement Data:
Total interest income(1)	15,205	219	15,424
Total interest expense	5,222	—	5,222
Net interest income	9,983	219	10,202
Provision for loan and lease losses	1,239	—	1,239
Net interest income after provision for loan and lease losses	8,744	219	8,963
Total noninterest income	4,098	—	4,098
Total noninterest expense	11,435	—	11,435
Income before income tax	1,407	219	1,626
Income tax expense(2)	241	77	318
Net income	1,166	142	1,308
Preferred stock dividends(3)	—	273	273
Net income available to common shareholders	1,166	(131)	1,035
Net income per share:
Basic	0.56	—	0.49
Diluted	0.56	—	0.49
Dividends declared per common share	0.19	—	0.19
Weighted average shares outstanding
Basic	2,095	—	2,095
Diluted	2,095		2,095

(1)
Assumes the Capital Purchase Program proceeds are immediately invested in earning assets (consisting primarily of available-for-sale securities). However, the actual impact to net interest income could be different as the Company expects to utilize a portion of the proceeds to fund future prudent loan growth. Therefore, such impact cannot be estimated at this time as the mix of earning assets would vary in timing and pricing.

(2)
Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 35%.

(3)
Consists of dividends of $273 thousand, for a nine month period, for the maximum investment on Preferred Stock at a 5% annual rate.

        The issuance of Preferred Shares to the Treasury under the TARP Capital Purchase Program as described above would increase the Company's capital ratios. The following table shows the Company's capital ratios as of September 30, 2008 and pro forma for the effects described below.

        Minimum regulatory standards for "well capitalized" status are a Tier 1 Leverage Ratio of 5%, a Tier 1 Risk-Based Capital Ratio of 6% and a Total Risk-Based Capital Ratio of 10%. As is evidenced by the foregoing table, the Company was "well capitalized" under regulatory guidelines at September 30, 2008, and its capital position would be further strengthened by the potential issuances of Preferred Shares under the scenario described above.

	Actual as of September 30, 2008	Pro Forma as of September 30, 2008, assuming Tarp Capital Purchase Program Investment of 3% Maximum
Tier 1 Leverage Ratio	10%	12%
Tier 1 Risk-Based Ratio	13%	16%
Total Risk-Based Ratio	14%	17%

Vote Required for Approval

        Adoption of the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast at the meeting.

        The Board recommends that shareholders vote FOR the Amendment Proposal.

PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY

        If the number of shares of Common Stock present or represented at the special meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, the Company's management may move to adjourn the meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal, but not the Amendment Proposal.

        In this proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the special meeting and any later adjournment under the circumstances described above. If the shareholders approve this proposal, management could adjourn the special meeting (and any adjourned section of the special meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against such proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the special meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.

        The Board believes that if the number of shares of Common Stock present or represented at the special meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of the Company's shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.

Vote Required for Approval

        Adoption of the Adjournment Proposal requires that more votes be cast in favor of the proposal than against it at the meeting.

        The Board recommends that shareholders vote FOR the Adjournment Proposal.

 ANTI-TAKEOVER PROVISIONS OF THE
ARTICLES OF INCORPORATION

        The Company's Articles of Incorporation state that a director may be removed from office (i) without cause only upon the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of Common Stock, and (ii) with cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. The 2/3 vote for removal without cause could make it more difficult for an acquirer to unseat a majority of our board in connection with its acquisition of a block of our stock.

        Additionally, the Articles of Incorporation require the affirmative vote of the holders of at least 2/3 of the issued and outstanding shares of Common Stock entitled to vote on the matter to approve (i) any merger of the Company with or into any other entity or (ii) any sale, lease, exchange or other disposition of all or substantially all of the Company's assets, if there is an affirmative vote of a majority of the Directors of the Company then in office. However, if there is an affirmative vote of at least 2/3 of the Directors of the Company then in office, only an affirmative vote of a majority of the issued and outstanding shares of Common Stock entitled to vote is required to approve the transaction. These provisions would make it more difficult for an acquirer to engage in a hostile takeover of the Company.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

        In order for a shareholder proposal to be included in the Company's proxy statement for its next annual meeting of shareholders, the proposal must be received at least 120 calendar days prior to the one-year anniversary of the date the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting. As a result, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than December 22, 2008 to be included in the 2009 proxy materials. In addition, if the Company does not have notice of a shareholder proposal for the annual meeting of shareholders at least 45 days before the one-year anniversary of the date the Company's proxy statement was released to shareholders for the previous year's annual meeting, proxies solicited by the Company's management will confer discretionary authority upon management to vote upon any such matter. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company's 2009 proxy statement.

        Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering the writing to the Corporate Secretary of the Company at the address of the Company's principal office at 75 Piedmont Avenue, N.E., Atlanta, Georgia 30303 recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The rules of the Securities and Exchange Commission ("SEC") allow the Company to "incorporate by reference" into this Proxy Statement certain information that we have filed with the SEC. This means that we can disclose important information to shareholders by referring the shareholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

        The following items in documents filed by the Company with the SEC are incorporated by reference into this proxy statement:

  •
  Items 7, 7A, 8, and 9 of Citizens Bancshares Corporation's Annual Report on Form 10-K for the Year Ended December 31, 2007; and

  •
  Items 1, 2, and 3 of Citizens Bancshares Corporation's Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2008, June 30, 2008, and September 30, 2008.

        A copy of any of the documents referred to above will be furnished within one business day of receipt of written or oral request, without charge, by writing to Citizens Bancshares Corporation, 75 Piedmont Avenue, N.E., Atlanta, Georgia 30303, Attention: Cynthia Day, Senior Executive Vice President and Chief Operating Officer, or by phone to (404) 575-8300. The documents referred to above are also available from the Edgar filings that can be obtained through the SEC's Internet Website (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC's Internet Website (http://www.sec.gov).

OTHER MATTERS

        The Company does not know of any matters to be brought before the special meeting other than those described above. If any other matters properly come before the special meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

 Appendix A

APPENDIX A

AMENDMENT TO THE ARTICLES OF INCORPORATION
OF
CITIZENS BANCSHARES CORPORATION

        Article 4 of the Articles of Incorporation of Citizens Bancshares Corporation is hereby amended by deleting Article 4 in its entirety and inserting in lieu thereof a new Article 4 as follows:

        (a)   The total number of shares of capital stock which the Corporation is authorized to issue is Thirty-Five Million (35,000,000) shares, divided into Twenty Million (20,000,000) shares of common stock, $1.00 par value (the "Common Stock"), Five Million (5,000,000) shares of non-voting common stock, $1.00 par value (the "Non-Voting Common Stock"), and Ten Million (10,000,000) shares of preferred stock, no par value (the "Preferred Stock"). The shares of Non-Voting Common Stock will, for all purposes except voting, have the same preferences, limitations and relative rights as Common Stock.

        (b)   The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

  (i)
  The number of shares constituting that series and the distinctive designation of that series;

  (ii)
  The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

  (iii)
  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

  (iv)
  Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

  (v)
  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

  (vi)
  Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

  (vii)
  The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

  (viii)
  Any other relative rights, preferences and limitations of that series.

A-1

 Appendix B

TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)

Preferred Securities

Summary of Preferred Terms

Issuer:	Qualifying Financial Institution ("QFI") means any (i) top-tier Bank Holding Company ("BHC"), or top-tier Savings and Loan Holding Company ("SLHC that engages solely or predominately in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded(1), (ii) U.S. bank or U.S. savings organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean institution that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "BHC" and "SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine the eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.
"S Corporation" means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.
"Mutual Depository Institution" means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.
"Initial Holder" United States Department of the Treasury (the UST").

(1)
For the purposes of this term sheet "publicly traded" means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.
Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.
Security:
Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)
Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.
Regulatory Capital Status:	Tier 1.
Term:	Perpetual life.
Dividend:
The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.
Redemption:
Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below), which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

Restrictions on Dividends:	Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.
Common dividends:
The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST's consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.
Repurchases:
The UST's consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under "Restrictions on Dividends".
Other Dividend and Repurchase Restrictions:
From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.
Voting rights:
The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of noncumulative Preferred.
Transferability:
The Preferred will not be subject to any contractual restrictions on transferor the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.
Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.
Related Party Transactions:
For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC's Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

CITIZENS BANCSHARES CORPORATION

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                          ], 2009

The undersigned shareholder of Citizens Bancshares Corporation (the “Company”) hereby appoints Cynthia N. Day and Samuel J. Cox as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at  [MEETING LOCATION], [STREET ADDRESS], [CITY, STATE ZIP], on [MEETING DAY], at [    :    ] p.m. local time and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the proxy statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:

To amend the Articles of Incorporation to approve a proposed amendment to the Company’s Amended and Restated Articles of Incorporation authorizing a class of 10,000,000 shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

☐	FOR the proposed amendment to the Amended and Restated Articles of Incorporation	☐	AGAINST the proposed amendment to the Amended and Restated Articles of Incorporation	☐	ABSTAIN

PROPOSAL 2:	To authorize management of the Company to adjourn the Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Meeting.

☐	FOR authority to adjourn the Meeting	☐	AGAINST authority to adjourn the Meeting	☐	ABSTAIN

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2.  Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Dated: , 200
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

If stock is held in the name of more than one person, all holders should sign.  Signatures must correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee, guardian, or custodian, please indicate the capacity in which you are acting.  If a corporation, please sign in full corporate name by the President or other authorized officer.  If a partnership, please sign in name by authorized person.

Please mark, date, and sign this Proxy, and return it in the enclosed return-addressed envelope.  No postage is necessary.

PLEASE RETURN PROXY AS SOON AS POSSIBLE

QuickLinks

PROXY STATEMENT
INTRODUCTION
OWNERSHIP OF STOCK
PROPOSAL 1: TO AMEND THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TOAUTHORIZE PREFERRED STOCK
Citizens Bancshares Corporation and Subsidiary Pro Forma Consolidated Balance Sheet
Citizens Bancshares Corporation and Subsidiary Pro Forma Consolidated Statements of Income
Citizens Bancshares Corporation and Subsidiary Pro Forma Consolidated Statements of Income
PROPOSAL 2: TO AUTHORIZE MANAGEMENT TO ADJOURN THE SPECIAL MEETING IF NECESSARY
ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
  Appendix A
APPENDIX A AMENDMENT TO THE ARTICLES OF INCORPORATION OF CITIZENS BANCSHARES CORPORATION
  Appendix B
TARP Capital Purchase Program (Non-Public QFIs, excluding S Corps and Mutual Organizations) Preferred Securities Summary of Preferred Terms